CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Money Market Trust of our report dated March 12, 1999, relating to the financial statements and financial highlights of Evergreen Money Market Fund and Evergreen Municipal Money Market Fund (the "Funds"), appearing in the Funds' January 31, 1999 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses under the heading "Independent Auditors" in such Statement of Additional Information.




PricewaterhouseCoopers LLP
160 Federal Street
Boston, Massachusetts


March 29, 1999